SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


(X)  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
( )  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                            CIRCUIT CITY STORES, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                          Circuit City Stores, Inc.

                               9950 Mayland Drive
                            Richmond, Virginia 23233

                    Notice of Annual Meeting of Shareholders

                                  June 18, 1996

TO THE HOLDERS OF CIRCUIT CITY STORES, INC. COMMON STOCK:

         The annual meeting of shareholders of Circuit City Stores, Inc. (the "Company") will be held at The Jefferson Hotel, Franklin and Adams Streets, Richmond, Virginia, on Tuesday, June 18, 1996, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

         1. To elect four directors to three-year terms and one director to a one-year term;

         2. To consider and vote upon a proposal to amend the Articles of Incorporation to increase the authorized Common Stock from 150,000,000 shares to 250,000,000 shares;

         3. To consider and vote upon a proposal to amend the 1994 Stock Incentive Plan;

         4. To consider and vote upon a proposal to amend the 1989 Non-Employee Directors Stock Option Plan; and

         5. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Only holders of record of shares of Common Stock at the close of business on May 3, 1996, will be entitled to vote at the meeting and any adjournments thereof.

         Whether or not you plan to attend the meeting, please fill in, date, sign and return the enclosed proxy promptly in the enclosed envelope.

         You are cordially invited to attend the meeting.


                                   By Order of the Board of Directors



                                   MICHAEL T. CHALIFOUX, Secretary


May 10, 1996

                                 PROXY STATEMENT

         This Proxy Statement, mailed to shareholders on or about May 10, 1996, is furnished in connection with the solicitation by Circuit City Stores, Inc. (the "Company") of proxies in the accompanying form for use at the annual meeting of shareholders to be held on June 18, 1996, and at any adjournments thereof. A copy of the annual report of the Company for the fiscal year ended February 29, 1996, is being mailed to you with this Proxy Statement.

         In addition to the solicitation of proxies by mail, the Company's officers and regular employees, without compensation other than regular compensation, may solicit proxies by telephone, telegraph, electronic means and personal interview. The Company has also retained Morrow & Co., Inc. of New York, New York, to assist in the solicitation of proxies of shareholders whose shares are held in street name by brokers, banks and other institutions at an approximate cost of $7,000 plus out-of-pocket expenses. The Company will bear the cost of all solicitation.

         Participants in the 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan") will receive proxy soliciting material for the shares held by First Union National Bank of North Carolina, the Stock
Purchase Plan Custodian, on each participant's behalf. That proxy should be returned, properly executed, to the Custodian (not to the Company) in the envelope provided. The Custodian will vote returned proxies in accordance with the Stock Purchase Plan participants' instructions. If a Participant does not vote his or her Stock Purchase Plan shares, the Custodian will vote such shares in accordance with the recommendations of the Company's management.

         On May 3, 1996, the date for determining shareholders entitled to vote at the meeting, __________ shares of common stock of the Company ("Common Stock") were outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote.

         Any shareholder giving a proxy may revoke it at any time before it is voted by delivering another proxy or written notice of revocation to the Company's Secretary. A proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein, for the proposal to amend the Articles of Incorporation to increase the authorized Common Stock, for the proposal to amend the 1994 Stock Incentive Plan and for the proposal to amend the 1989 Non-Employee Directors Stock Option Plan, unless it contains specific instructions to the contrary, in which event it will be voted in accordance with such instructions.

         A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at such meeting.

         The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. The affirmative vote of the holders of more than two-thirds of the outstanding shares of Common Stock is required to amend the Articles of Incorporation. The affirmative vote of the holders of a majority of the votes cast will be required to act on all other matters to come before the Annual Meeting, including (i) the approval of the amendment to the 1994 Stock Incentive Plan and (ii) the approval of the amendment to the 1989 Non-Employee Directors Stock Option Plan.

                                        1





                         ITEM ONE--ELECTION OF DIRECTORS

         The Company's Board of Directors presently consists of 10 directors, who are divided into three classes with staggered terms. The terms of Theodore
D. Nierenberg, Hugh G. Robinson, Walter J. Salmon and Mikael Salovaara as directors of the Company will expire at the time of the annual meeting of shareholders. The Company recommends the reelection of Messrs. Robinson, Salmon and Salovaara to three-year terms expiring at the time of the 1999 Annual Meeting. The Company also recommends the reelection of Mr. Nierenberg to a one-year term expiring at the time of the 1997 Annual Meeting. Mr. Nierenberg is nominated for a one-year term to comply with the requirements of the Company's Articles of Incorporation that the classes of directors be as nearly equal in size as possible. The Company also recommends the election of John W. Snow to a three-year term expiring at the time of the 1999 Annual Meeting.

         Although all the nominees have indicated their willingness to serve if elected, if at the time of the meeting any nominee is unable to or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board may designate.

         Information, including their business experience for the past five years, about the nominees for election as directors and about other directors of the Company whose terms of office do not expire this year appears below.


Nominees for Election to Three-Year Terms

HUGH G. ROBINSON, 63, Chairman and Chief Executive Officer, The Tetra Group, a consulting firm that provides construction management and business development services, since 1989. Mr. Robinson is a retired Major General from the United States Army. He is a director of A.H. Belo Corporation, TU Electric, Columbus Realty Trust, Guaranty Federal Savings Bank and Smith Environmental Technologies. He has been a director of the Company since 1995.



WALTER J. SALMON,  65,  Stanley  Roth Senior  Professor  of  Retailing,  Harvard
Business School, since 1980. Mr. Salmon is a director of Hannaford Bros. Company; Luby's Cafeterias, Inc.; The Neiman Marcus Group; Harrah's Entertainment, Inc. and The Quaker Oats Company. He has been a director of the Company since 1992.



MIKAEL SALOVAARA, 42, Limited Partner and Member of the Investment Committee, The Blackstone Group L.P., since 1994; and Partner, Greycliff Partners, since 1991. The principal business of The Blackstone Group L.P. and Greycliff Partners is merchant banking. Mr. Salovaara was a General Partner of Goldman, Sachs & Co., an investment banking firm, where he was employed from 1980 to 1991. He is a director of Granite Broadcasting Corporation and Hadco Corporation. He has been a director of the Company since 1995.



JOHN W. SNOW, 56, Chairman, President and Chief Executive Officer, CSX Corporation, a transportation company. Mr. Snow was elected President and Chief Executive Officer in 1989 and added the title of Chairman in 1991. He is a director of Bassett Furniture Industries Inc., NationsBank Corporation, Textron Inc. and USX Corporation.


                                        2





Nominee for Election to a One-Year Term

THEODORE D. NIERENBERG, 73, retired. Mr. Nierenberg founded and until 1984 served as the President of Dansk International Designs, Ltd., a designer, importer, wholesaler and retailer of fine tableware and giftware with headquarters in Mount Kisco, New York. He is a director of the Growth Fund of America, the Income Fund of America and the Balanced Fund of America. He has been a director of the Company since 1981.


Directors Whose Terms Do Not Expire This Year

MICHAEL T. CHALIFOUX, 49, Senior Vice President, Chief Financial Officer and Secretary of the Company. Mr. Chalifoux joined the Company in 1983 as Corporate Controller and was elected Vice President and Chief Financial Officer in 1988. He became Senior Vice President and Chief Financial Officer in 1990 and became Secretary in 1993. He has been a director of the Company since 1991. His present term will expire in 1997.

RICHARD N. COOPER, 61, Chairman, National Intelligence Council, U.S. Government, since 1995. Mr. Cooper has been a Professor of Economics at Harvard University since 1981; however, he is on leave from this position during 1996. He is a director of the Phoenix Home Mutual Life Insurance Co., the Warburg-Pincus Counsellors family of mutual funds and the Center for Naval Analysis. He has been a director of the Company since 1983. His present term will expire in 1998.

BARBARA S. FEIGIN, 58, Executive Vice President and Director of Strategic Services of Grey Advertising, Inc., the principal business of which is advertising and marketing communications. Ms. Feigin has held her current position for the past 12 years. She is a director of VF Corporation. She has been a director of the Company since 1994. Her present term will expire in 1997.

RICHARD L. SHARP, 49, Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Sharp joined the Company as an Executive Vice President in 1982. He became President of the Company in 1984, Chief Executive Officer in 1986 and Chairman of the Board in 1994. He is a director of S&K Famous Brands, Inc. and Flextronics International, Ltd. He has been a director of the Company since 1983. His present term will expire in 1998.

EDWARD VILLANUEVA, 61, financial consultant since 1987. In addition, Mr. Villanueva served as acting President and Chief Financial Officer of Richfood Holdings, Inc. from January 1990 to May 1990 and August 1990, respectively. He is a director of Richfood Holdings, Inc. Mr. Villanueva was employed by the Company from 1967 to 1987. He has been a director of the Company since 1978. His present term will expire in 1997.

ALAN L. WURTZEL, 62, Vice-Chairman of the Board of the Company. Mr. Wurtzel joined the Company in 1966, was elected President in 1970 and served as Chief Executive Officer from 1972 to 1986. He also served as Chairman of the Board from 1984 until 1994, when he became Vice-Chairman. He is a director of Office Depot, Inc. and Dollar Tree Stores, Inc. He has been a director of the Company since 1966. His present term will expire in 1998.




                                        3





                       BENEFICIAL OWNERSHIP OF SECURITIES

         The following table sets forth information about the equity securities of the Company beneficially owned as of February 29, 1996, by (i) each executive officer named in the tables appearing in the Summary Compensation Table; (ii) each director or nominee for director of the Company; (iii) directors and executive officers as a group; and (iv) each person who is known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock. Unless otherwise noted, each individual has sole voting power and sole investment power with respect to securities beneficially owned.

                                            Option Shares Which
                                              May Be Acquired       Number of Shares        Percent
                                           Within 60 Days After Beneficially Owned as of      of
             Name                            February 29, 1996    February 29, 1996 (1)      Class
             ----                            -----------------    ---------------------      -----
Named Executive Officers

Richard L. Sharp**                                 666,659            1,583,965                 __%
Richard S. Birnbaum                                112,534              183,086                  *
John A. Fitzsimmons                                 23,625               60,676                  *
Michael T. Chalifoux**                             128,230              193,738                  *
W. Alan McCollough                                  80,391               94,401                  *

Directors/Director Nominees

Richard N. Cooper                                   16,604               40,424   (2)            *
Barbara S. Feigin                                        0                  500                  *
Theodore D. Nierenberg                              16,604               78,604   (3)            *
Hugh G. Robinson                                         0                    0                  *
Walter J. Salmon                                     2,648               11,248                  *
Mikael Salovaara                                         0                2,000   (4)            *
John W. Snow                                             0                    0   (5)            *
Edward Villanueva                                    6,854              281,267   (6)            *
Alan L. Wurtzel                                     16,604              534,584   (7)            *

All directors, director nominees and executive
officers as a group (17 persons)                 1,203,652            3,278,998                ___%

Beneficial Owners of More than 5%

FMR Corp.                                              N/A           11,744,776   (8)          ____%
82 Devonshire Street
Boston, MA  02109

- ---------------
* Less than 1 percent of Class, based on the number of shares of Common Stock outstanding on May 3, 1996.
**   Messrs. Sharp and Chalifoux are also directors of the Company.



                                        4





          (1) Includes the shares of Common Stock that could be acquired through exercise of stock options within 60 days after February 29, 1996. For beneficial owners of more than 5 percent, the number of beneficially owned shares is as of December 31, 1995.
          (2) Includes 400 shares owned by Mr. Cooper's adult children. Mr. Cooper disclaims beneficial ownership of such 400 shares.
          (3) Includes  31,000  shares  owned  by  Mr.  Nierenberg's  wife.  Mr.
              Nierenberg disclaims beneficial ownership of such 31,000 shares.
          (4) Includes  1,000  shares  held  by  Mikael   Salovaara  and  B.A.S.
              Salovaara Foundation Trust. Mr. Salovaara disclaims beneficial ownership of such 1,000 shares.
          (5) Mr. Snow was not a director at February 29, 1996. He is a nominee for the Board in June 1996.
          (6) Includes 16,600 shares held by Mr. Villanueva as trustee of trusts for the benefit of his children. Mr. Villanueva disclaims beneficial ownership of such 16,600 shares.
          (7) Includes 160,600 shares held by Mr. Wurtzel as trustee of trusts for the benefit of his children, 257,380 shares held by Alan Wurtzel Revocable Trust and 100,000 shares held by Alan Wurtzel Charitable Remainder Unitrust. Mr. Wurtzel disclaims beneficial ownership of all the aforementioned shares.
          (8) Information concerning the shares owned by FMR Corp. as of December 31, 1995, was obtained from a Schedule 13G dated February 14, 1996. The filing indicates that of the 11,744,776 shares beneficially owned, FMR Corp. has sole voting power of 287,576 shares, shared voting power of 4,000 shares, sole dispositive power of 11,740,776 shares and shared dispositive power of 4,000 shares.



                                        5






                       CERTAIN INFORMATION CONCERNING THE
                      BOARD OF DIRECTORS AND ITS COMMITTEES

          The Board of Directors held six meetings during the fiscal year ended February 29, 1996. No director attended less than 75 percent of the aggregate number of meetings of the Board and of the committees on which he or she served.

          The Audit Committee is composed of Edward Villanueva, Chairman, Richard N. Cooper, Barbara S. Feigin and Hugh G. Robinson. Four meetings were held during the fiscal year ended February 29, 1996. The functions of this Committee include making recommendations to the Board regarding the selection of independent auditors, conferring with the independent auditors and reviewing the scope and results of their work as well as the fees therefor, reviewing the Company's internal audit procedures and approving the nature and scope of non-audit services performed by the Company's independent auditors as well as the fees therefor.

          The Compensation and Personnel Committee is composed of Theodore D. Nierenberg, Chairman, Walter J. Salmon and Mikael Salovaara. Five meetings were held during the fiscal year ended February 29, 1996. The functions of this Committee include reviewing and recommending compensation programs for officers and key personnel, making awards under and administering the Company's stock incentive programs, reviewing and making recommendations with respect to senior management organization and reviewing the Company's programs for attracting and compensating management personnel at lower and middle levels.

          The Pension Investment Committee is composed of Mikael Salovaara, Chairman, Richard N. Cooper, Hugh G. Robinson, Edward Villanueva and Alan C. Wurtzel. One meeting was held during the fiscal year ended February 29, 1996. The functions of this Committee include establishing the funding policy of the Employees' Retirement Plan of Circuit City Stores, Inc. (the "Pension Plan"), appointing Pension Plan investment managers and allocating Pension Plan assets among managers for investment, employing accountants and actuaries for the Pension Plan, making recommendations to the Board concerning the appointment or removal of the Trustee for the Pension Plan, establishing investment objectives to be followed by the Trustee and investment managers and monitoring the performance of the Trustee and Pension Plan investment managers. This Committee also may make recommendations concerning investments to the Trustee and the investment managers.

          The Nominating and Structure Committee is composed of Alan L. Wurtzel, Chairman, Barbara S. Feigin, Theodore D. Nierenberg and Walter J. Salmon. Two meetings were held during the fiscal year ended February 29, 1996. The functions of this Committee include recommending candidates for election as directors and reviewing and recommending policies with regard to the size and composition of the Board. The Committee considers nominees for the Board recommended by the Company's shareholders.

         In accordance with the Company's Bylaws, a shareholder who is interested in nominating a person to the Board should submit to the Secretary of the Company written notice of his or her intent to make such nomination. Such notice must be given either by personal delivery or by United States mail, postage prepaid, not later than 120 days in advance of the annual meeting, or with respect to a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The contents of such notice must be as specified in the Company's Bylaws, a copy of which may be obtained by any shareholder who directs a written request for the same to the Secretary of the Company.



                                        6





                       COMPENSATION OF EXECUTIVE OFFICERS


Executive Compensation

          Summary Compensation Table. The table below sets forth for the years ended February 29, 1996, February 28, 1995, and February 28, 1994, the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who at February 29, 1996, were the Company's Chief Executive Officer ("CEO") and the other four most highly compensated executive officers of the Company other than the CEO. The only stock appreciation rights ("SARs") granted were Change of Control SARs (described on page 13), which were granted in connection with each of the options. No free-standing SARs have been granted.


                                                                                                        Long-Term
                                                                Annual Compensation                 Compensation Awards
                                                                -------------------                 -------------------
                                                                                                         Securities
                                                                                                         Underlying
           Name and                    Fiscal                  Salary                 Bonus             Options/SARs
      Principal Position                Year                      $                     $                    (#)
      ------------------                ----                   -------               -------              --------
Richard L. Sharp                        1996                   685,509               376,750               127,000
  Chairman of the Board,                1995                   651,747               975,000               125,000
  President and                         1994                   618,286               549,575                97,500
  Chief Executive Officer

Richard S. Birnbaum                     1996                   503,355               137,500                45,000
  Executive Vice President              1995                   482,322               356,250                50,000
  Operations                            1994                   330,105               101,238                20,000

John A. Fitzsimmons                     1996                   468,356                89,513                30,000
  Senior Vice President                 1995                   441,045               231,000                30,000
  Administration                        1994                   407,863               126,157                22,500

Michael T. Chalifoux                    1996                   413,355                78,925                30,000
  Senior Vice President,                1995                   386,045               202,125                27,500
  Chief Financial Officer               1994                   350,094               109,025                22,500
  and Secretary

W. Alan McCollough                      1996                   383,494                73,150                40,000
  Senior Vice President                 1995                   278,549               134,750                16,500
  Merchandising                         1994                   250,304                66,750                12,000




                                        7





          Options/SAR Grants in Last Fiscal Year. The table below sets forth for the fiscal year ended February 29, 1996, the grants of stock options and SARs to the executive officers named in the Summary Compensation Table. The only SARs granted were Change of Control SARs (described on page 13), which were granted in connection with each of the options. No free-standing SARs have been granted.

                                                                                         Potential Realization Value
                         Number of                                                       at Assumed Annual Rates of
                        Securities      % of Total                                        Stock Price Appreciation
                        Underlying     Options/SARs                                          for Option Term (1)
                       Options/SARs     Granted to       Exercise         Expiration        ----------------------
                          Granted        Employees       Price (2)           Date             5%              10%
                          -------        ---------       ---------           ----             --              ---
Richard L. Sharp           127,000        15.05%         $22.50             3/9/02        $1,219,134     $2,788,299
Richard S. Birnbaum         45,000         5.33           22.50             3/9/02           431,977        987,980
John A. Fitzsimmons         30,000         3.55           22.50             3/9/02           287,984        658,653
Michael T. Chalifoux        30,000         3.55           22.50             3/9/02           287,984        658,653
W. Alan McCollough          40,000         4.74           22.50             3/9/02           383,979        878,204

- --------------------

(1) Any such appreciation will inure to the benefit of all shareholders. The value of the Company's outstanding Common Stock would increase by approximately $886,700,439 and $2,066,353,983, based on assumed stock price appreciation rates of 5 percent and 10 percent, respectively, from the grant date of the options expiring in 2002 until the end of such options' term.

(2) The exercise price for all of the options is the fair market value of the Common Stock on the date of grant.

          Aggregated Options/SAR Exercises and Fiscal Year-End Option/SAR Value Table. The table below sets forth information concerning option exercises and fiscal year-end option/SAR values as of February 29, 1996, for the executive officers named in the Summary Compensation Table. The only SARs outstanding were Change of Control SARs (described on page 13).


                                                                  Number of Securities            Value of Unexercised
                                                                 Underlying Unexercised               In-the-Money
                                                                     Options/SARS at                 Options/SARS at
                            Number of                               February 29, 1996               February 29, 1996
                         Shares Acquired         Value         ---------------------------     ----------------------
                           on Exercise         Realized        Exercisable  Unexercisable      Exercisable   Unexercisable
                           -----------         --------        -----------  -------------      -----------   -------------
Richard L. Sharp                   0      $           0           569,284       310,750        $6,233,675      $2,790,859
Richard S. Birnbaum                0                  0           100,934        99,100         1,261,609         892,713
John A. Fitzsimmons          144,198          2,239,494                 0        74,250                 0         672,703
Michael T. Chalifoux               0                  0           107,305        69,675         1,341,725         613,341
W. Alan McCollough                 0                  0            62,391        63,375           915,930         527,188


                                        8





          Pension Plan Table. The following table illustrates estimated annual retirement benefits payable under the Company's defined benefit pension plan (the "Pension Plan") to persons in specified compensation and years of service classifications.

         Highest
       Consecutive                                Estimated* Annual Pension for Representative Years
        Five-Year                                                    of Credited Service
         Average                   ---------------------------------------------------------------------------------------------
      Compensation                    15                   20                   25                    30                  35
      ------------                 --------             --------             --------              --------            --------
$  400,000..........                 87,368              116,490              145,613               174,735             203,858

$  600,000..........                132,368              176,490              220,613               264,735             308,858

$  800,000..........                177,368              236,490              295,613               354,735             413,858

$1,000,000..........                222,368              296,490              370,613               444,735             518,858

$1,200,000..........                267,368              356,490              445,613               534,735             623,858

$1,400,000..........                312,368              416,490              520,613               624,735             728,858

$1,600,000........                  357,368              476,490              595,613               714,735             833,858

$1,800,000........                  402,368              536,490              670,613               804,735             938,858

$2,000,000........                  447,368              596,490              745,613               894,735           1,043,858

- ---------------------

* Notwithstanding the estimates set forth in the table, the annual pension payable from the Pension Plan is limited to $120,000, effective January 1, 1996, for a participant who retires at age 65. This limit, which is subject to annual cost of living adjustments, is imposed on tax-qualified defined benefit plans under the Internal Revenue Code and also may vary in individual cases if retirement occurs early or late. Additionally, the maximum amount of annual compensation that may be taken into account with respect to a participant is limited under the Internal Revenue Code. The compensation limit effective in 1996 is $150,000. The benefits shown above do not reflect these limits.

        The Pension Plan covers employees who satisfy certain age and service requirements. Benefits are based on a designated percentage of the average of compensation for the five highest of the last 10 consecutive years of employment, weighted according to years of credited service, and integrated with Social Security covered compensation. For Pension Plan purposes, compensation of participants includes base pay, bonuses, overtime and commissions and excludes amounts realized under any employee stock purchase plan or stock incentive plan. For Pension Plan purposes, compensation for those individuals listed in the Summary Compensation Table is substantially the same as the amounts listed under the Salary and Bonus headings.

        For purposes of the Pension Plan, credited years of past and future service for Messrs. Sharp, Birnbaum, Fitzsimmons, Chalifoux and McCollough will be 29, 45, 21, 29 and 27 years, respectively, at age 65.



                                        9





Report of Compensation and Personnel Committee


Compensation Philosophy

        The Compensation and Personnel Committee (the "Committee") believes that corporate performance and, in turn, shareholder value will be best enhanced by a compensation system which supports and reinforces the Company's key operating and strategic goals while aligning the financial interests of the Company's executive officers with those of the shareholders. The Company utilizes both short-term and long-term incentive compensation programs to achieve these objectives. Executive officer incentive compensation programs are tied to Company-wide achievement of annual financial goals and the market value of the Company's stock. The Committee believes that the use of Company-wide performance in setting goals promotes a unified vision for senior management and creates common motivation among the executives. For other salaried employees, the incentive compensation program is also tied to divisional, departmental or store business goals and, in some cases, individual performance.

        For the Company's 1996 fiscal year, the Committee made its compensation decisions based on a review of the Company's 1995 fiscal year performance and on the Company's budget and other projections for the 1996 fiscal year. The Committee is composed solely of independent directors.

        The Company is subject to Internal Revenue Code provisions that may limit the income tax deductibility of certain forms of compensation paid to the executive officers named in the Summary Compensation Table which precedes this report. These provisions allow full deductibility of certain types of performance-based compensation. The Company's compensation practices, to the extent practicable, provide the maximum deductibility for compensation payments. Payments under the Annual Performance-Based Bonus Plan ("Bonus Plan") and awards under the Stock Incentive Plan qualify for deductibility under these provisions of the Internal Revenue Code.

Components of the Executive Compensation Program

         The Company's compensation program for executive officers consists generally of three components: base salary, an annual performance-based cash bonus and stock incentives, principally in the form of stock options. In making compensation decisions for the 1996 fiscal year, the Committee compared the compensation of the Company's executive officers with compensation of officers at certain other retail companies and utilized a nationally known compensation consultant. The companies in the compensation peer group are among the companies included in the Retail Stores - Composite and the S&P 500 indexes used for the Performance Graph that follows this report. The compensation peer group consists of the same companies that were used for comparison in prior years.

         The Committee generally compares the Company and the compensation peer group based on various one-year and five-year performance measures, including return on average shareholders' equity, sales growth, net income growth and earnings per share growth. Although the Committee has not established any particular level at which the Company's compensation will be set in respect to the compensation peer group, the Committee believes that the total compensation of the named executive officers is supported by the Company's competitive comparisons on the short and long-term performance factors and is appropriate given the Company's overall performance. The individual elements of the executive compensation program are addressed below.

Annual Salary

        Each year the Committee establishes salaries for executive officers. Such salaries are based on proposals submitted by the Company's Chief Executive Officer ("CEO") for annual salary for the executive officers other than himself. The Committee believes that the annual salaries for executive officers should be set so that a large percentage of total cash compensation is at risk under the incentive programs.


                                       10





        In evaluating the CEO's proposals, the Committee considers, among other factors, (1) a qualitative evaluation of the individual executive officer's performance provided by the CEO, (2) the Company's performance in relation to its target financial goals for the prior fiscal year, and (3) a comparison with salaries for comparable positions paid by companies in the compensation peer group.

Annual Performance-Based Bonus

        All salaried employees, except the Company's executive officers, are eligible to receive cash bonuses under an annual performance-based incentive program ("Incentive Program") established each year by the Committee and approved by the Board of Directors. The Incentive Program is designed to motivate the Company's employees to achieve the Company's annual operating and financial goals. The executive officers participate in the Bonus Plan. The Bonus Plan allows the Committee to establish performance goals based on pre-tax earnings ("PTE"), earnings per share ("EPS") or both.

        For the 1996 fiscal year, the bonus awards under the Bonus Plan and the Incentive Program were based upon the Company's achievement of its target financial goals for EPS and PTE. The target EPS and PTE goals were established early in the fiscal year as part of the Company's budgeting process and were subject to approval and modification by the Committee. Consistent with the Committee's compensation philosophy of tying a large percentage of total compensation to performance, the potential maximum bonus of each executive officer was a significant percentage of that individual's salary for the year. For the 1996 fiscal year, the target bonus amounts ranged from 35 percent of base salary, in the case of less senior executive officers, to 100 percent of base salary, in the case of the CEO. The target bonus percentages were the same as for the 1995 fiscal year for all levels of executive officers.

        The amount of bonus payments depends upon the extent to which the Company achieves its target financial goals for the year. For the 1996 fiscal year, if the Company did not achieve 85 percent of the goal, no bonuses would be paid. For performance above the target, an additional bonus would be paid with a maximum bonus of 150 percent of the target bonus.

        In establishing the annual salary and bonuses for named executive officers for the 1996 fiscal year, the Committee compared the projected amounts payable with the compensation paid by the compensation peer group. The Committee believes that this compensation for the named executive officers is reasonable in light of the Company's overall performance for both one-year and five-year periods.

Long-Term Incentive Compensation

        Long-term incentive compensation is provided by grants under the Company's Stock Incentive Plan, which are offered broadly to salaried employees. For executive officers, grants under the Stock Incentive Plan are made principally in the form of non-qualified stock options. Restricted stock awards were made primarily to salaried employees below the level of vice president during the 1996 fiscal year, except in the case of hiring grants.

        The Committee considers stock options to be an important means of ensuring that executive officers have a continuing incentive to increase the long-term profitability of the Company and the value of the Company's stock. Such options generally vest and become exercisable ratably over a period of four years from the date of grant. The number of options to be granted to a particular executive officer is determined by the Committee. The Committee primarily uses a formula based on an individual's target bonus for the fiscal year and the market price of the Company's stock. Compared to the compensation peer group, the compensation of executive officers of the Company has been more heavily weighted toward long-term incentives in the form of stock options. Because the value of stock options is entirely a function of increases in the value of the Company's stock, the Committee believes that this component of the Company's compensation arrangement closely aligns the interests of the executive officers with those of the Company's shareholders.


                                       11





        As explained further under Item Three, Proposal to Amend the 1994 Stock Incentive Plan, the Committee has approved a program of long-term stock option grants for the named executive officers other than the CEO that is related to the long-term grant to the CEO.

Other Matters

        To maintain compensation competitiveness and to create a retirement program that restores benefits for the Company's more senior executives who are affected by Internal Revenue Code limits on benefits provided under the Company's Pension Plan, the Committee evaluated and recommended adoption of a retirement benefit restoration plan. Subject to an annual limit, the benefit restoration plan and the Pension Plan together provide benefits to all employees affected by the Internal Revenue Code limits at approximately the same percentage of compensation as for other employees. The Board has approved the benefit restoration plan, which is expected to be implemented in the 1997 fiscal year. The named executive officers will participate in this plan.

Chief Executive Officer's Compensation

        The Committee determined the compensation of Richard L. Sharp, the Company's Chairman, President and CEO, for the 1996 fiscal year in a manner consistent with the guidelines and policies described above. The Committee approved a 5 percent increase in Mr. Sharp's salary and kept his performance bonus target at 100 percent of salary. Mr. Sharp's performance bonus target percentage has been the same since the 1993 fiscal year.

        Stock option grants to Mr. Sharp for the 1996 fiscal year were made under the same formula as for the 1995 fiscal year. As explained further under Item Three, Proposal to Amend the 1994 Stock Incentive Plan, since the end of the 1996 fiscal year, the Committee has also made a special long-term stock option grant to Mr. Sharp that is contingent on shareholder approval of the amendments to the 1994 Stock Incentive Plan. This option is designed to promote and reward only extraordinary long-term performance by the Company which the Committee believes is substantially dependent upon Mr. Sharp's leadership. Mr. Sharp must stay with the Company for at least five years to obtain the benefit of the option, which will expire after six years. The exercise price for the option is twice the recent trading price range of the Company's stock when the option was granted. Therefore, the option will only have value if the Company's stock more than doubles in price within six years.

        In establishing Mr. Sharp's 1996 fiscal year compensation, the Committee compared his 1995 fiscal year compensation with the compensation of the CEOs of the compensation peer group in relation to the relative performance of the Company with respect to the compensation peer group. The Committee also considered the Company's performance during the 1995 fiscal year.

        The Committee also evaluated Mr. Sharp's important additional contributions to the continued growth of the Company through the creation and implementation of business growth strategies. In addition, the Committee compared Mr. Sharp's recent annual compensation changes with the Company's performance. The Committee believes that Mr. Sharp's actual compensation for the 1996 fiscal year was appropriate in light of all of the above factors.


                                            COMPENSATION AND PERSONNEL COMMITTEE


                                              Theodore D. Nierenberg, Chairman
                                                     Walter J. Salmon
                                                     Mikael Salovaara


                                       12





Performance Graph

                          TOTAL RETURN TO SHAREHOLDERS




                                     [GRAPH]





FISCAL YEAR                                 1991        1992        1993          1994         1995          1996
CIRCUIT CITY STORES, INC.                  100.00      201.02      306.53        245.97       281.16        386.69
S&P 500 INDEX                              100.00      115.99      128.34        139.04       149.28        201.08
S&P RETAIL STORES COMPOSITE                100.00      134.78      154.68        155.02       141.95        156.68


Employment Agreements and Change-in-Control Arrangements

        The Company has employment agreements with each of the executive officers named in the Summary Compensation Table. Generally, these agreements provide for annual salary review and participation in the Company's bonus, stock incentive and other employee benefit programs. They also provide for continuation of base salary for specified periods following termination by the Company without cause (two years in the case of Mr. Sharp, one year for the other named executive officers). In such circumstances, the agreements also generally provide that the employee will be paid any bonus to which he would otherwise be entitled for that year, such bonus to be prorated if termination occurs in the first six months of the year. The salary continuation generally extends for another year if the termination without cause follows a change of control. The Company's salary continuation obligation will decrease by up to 50 percent if the individual secures alternative employment; however, no decrease will occur if the termination is related to a change of control. In addition, if the employee voluntarily terminates the employment relationship within one year following a change of control, the employee will be entitled to continuation of base salary for a specified period of time (two years in the case of Mr. Sharp, one year for the other named executive officers) and potential payment of a bonus as indicated above. Each agreement contains provisions confirming the employee's obligation to maintain the confidentiality of proprietary information and not to compete with the Company for a specified period of time after the termination of his employment. The agreement with Mr. Birnbaum became effective in 1983. The agreement with Mr. Fitzsimmons became effective in 1988. The agreements with Messrs. Sharp and Chalifoux became effective in 1986 and 1989, respectively. The agreement with Mr. McCollough became effective in 1995. The current base salaries of Messrs. Sharp, Birnbaum, Fitzsimmons, Chalifoux and McCollough under their employment agreements are $685,000, $500,000, $465,000, $410,000 and $380,000, respectively.

        The named executive officers have been granted SARs in connection with the stock options granted to them under the Company's stock incentive plans. The options also provide for accelerated vesting in the event of a change of control. The SARs are Change of Control SARs that may only be exercised in the event of a change of control. Upon exercise of the SAR and the surrender of the related option, the holder is entitled to receive cash from the Company in the amount of the spread between the option exercise price and the market value of the Common Stock at the time of exercise, which value is determined by a formula designed to take into account the effect of the change of control.

                                       13





                            COMPENSATION OF DIRECTORS

        Directors who are not employees receive annual compensation of $22,000, plus $1,000 for attendance at each Board meeting and $500 for attendance at each committee meeting. Directors who serve as committee chairmen receive additional annual compensation of $2,000. Employees who are also directors do not receive directors' fees, nor does Mr. Wurtzel.

        Directors who are not full-time employees of the Company also receive awards under the 1989 Non- Employee Directors Stock Option Plan (the "1989 Plan"). Stock option grants under the 1989 Plan are automatic. Every year on the date of the annual meeting of the Company's shareholders, stock options are automatically granted to each eligible director. If elected on a date other than the annual meeting date, a director may also be entitled to a grant at that time depending on the amount of time between the election and the next annual meeting. The options generally become exercisable three years after the date of the grant. The 1989 Plan currently provides that the number of shares of Common Stock subject to the options will be such that the exercise price of the options multiplied by such number of shares is as near as possible to, but does not exceed, $75,000. The exercise price of options granted under the 1989 Plan is the fair market value of the Common Stock on the date of the option grant. A like number of Change of Control SARs are automatically granted in connection with each stock option grant.

        On June 13, 1995, seven non full-time employee members of the Board of Directors were each granted 2,469 stock options under the 1989 Plan at an option price of $30.375 per share.

        During the fiscal year ended February 29, 1996, the Company had an employment agreement with Mr. Wurtzel, Vice-Chairman of the Board of Directors, under which Mr. Wurtzel received a salary and certain benefits for services as a part-time employee of the Company. The agreement was to be effective through 1998 when Mr. Wurtzel will reach age 65. Mr. Wurtzel's base salary under the agreement was $90,000 with annual increases of $5,000. The value of perquisites provided to Mr. Wurtzel under the agreement during the fiscal year was $65,895. The agreement included non-compete and confidentiality provisions similar to those in the named executive officers' agreements.

        In January 1996, Mr. Wurtzel and the Company agreed to replace the agreement described above with a new agreement under which Mr. Wurtzel ceased to be employed by the Company and to participate in various Company benefit plans for employees. Under the new agreement, the Company agreed to pay Mr. Wurtzel the lump sum of $56,565 plus $11,275 in monthly installments from February 1996 to September 1998. He will also receive annual perquisites valued at approximately $65,000. The installment payments will be adjusted to reflect changes over the term of the agreement in the value of the benefits which they are designed to replace. If Mr. Wurtzel dies while the agreement is still in effect, his beneficiary will continue to receive half the remaining payments that would have been made to him under the agreement. Mr. Wurtzel also executed a new non-compete and confidentiality agreement that will be effective during the term of the contract.

                            SECTION 16(a) COMPLIANCE

         Section 16a of the Securities Exchange Act requires the Company's officers, directors and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10 percent shareholders are required by regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

                                       14





        Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Form 5 for specified fiscal years, the Company believes that all its officers, directors and greater than 10 percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1996, except that one report of a gift to his wife was filed late by W. Austin Ligon, Senior Vice President Automotive.


             ITEM TWO -- AMENDMENT TO THE ARTICLES OF INCORPORATION
           TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

        The Board has unanimously approved, and recommends to the shareholders that they adopt, an amendment to Article III(A) of the Company's Articles of Incorporation that would increase the authorized Common Stock from 150,000,000 shares to 250,000,000 shares.

        Of the 150,000,000 currently authorized shares of Common Stock, as of February 29, 1996, 97,380,372 shares were outstanding and 5,772,319 shares were reserved for issuance under the Company's stock incentive and employee stock purchase plans. A balance of 46,847,309 authorized but unissued shares of Common Stock remained available and unreserved for future use. If Item Three is approved, 3,000,000 of these shares will be reserved for issuance under the 1994 Stock Incentive Plan. The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. No holder of Common Stock has any preemptive rights to acquire additional shares of the Common Stock.

Purpose and Effect of Amendment

         The Board believes that an increase in the number of shares of authorized Common Stock as contemplated by Item Two would benefit the Company and its shareholders by giving the Company needed flexibility in its corporate planning and in responding to developments in the Company's business, including possible financing and acquisition transactions, stock splits or dividends and other general corporate purposes. While the currently authorized shares are sufficient to provide for the Company's present needs, having such authorized shares available for issuance would give the Company greater flexibility to respond to future developments and allow Common Stock to be issued without the expense and delay of a special shareholders' meeting.

        Unless otherwise required by applicable law or regulation, the additional shares of Common Stock will be issuable without further authorization by vote or consent of the shareholders and on such terms and for such consideration as may be determined by the Board. However, the New York Stock Exchange, on which the Common Stock is listed, currently requires shareholder approval as a prerequisite to listing shares in several instances, including acquisition transactions, where the present or potential issuance of shares could result in an increase of 20 percent or more in the number of shares of Common Stock outstanding.

        The Board could use the additional shares of Common Stock to discourage an attempt to change control of the Company. However, the Board has no present intention of issuing any shares of Common Stock for such purposes and Item Two is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company.

Vote Required

        Adoption of Item Two requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of Common Stock.

         THE BOARD BELIEVES THAT ADOPTION OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY TO 250,000,000 SHARES IS IN THE BEST INTEREST OF ALL SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT.

                                       15





          ITEM THREE -- PROPOSAL TO AMEND THE 1994 STOCK INCENTIVE PLAN

Introduction

        In 1996, the Board of Directors of the Company approved, subject to shareholder approval, amendments to the Company's 1994 Stock Incentive Plan (the "Plan"). The amendments are summarized below.

Amendments To The Plan

        The amendments to the Plan increase the number of shares of Common Stock reserved for issuance thereunder from 2,500,000 shares to 5,500,000 shares, increase the annual per participant limit from 1,000,000 shares to 1,500,000 shares, and allow the grant of transferable options under certain circumstances.

Reasons For Amendments

        The principal reason for the amendments relating to the number of shares issuable under the Plan and the annual per participant limit is to permit a special long-term stock option grant to Richard L. Sharp, the Company's Chairman, President and Chief Executive Officer. The option grant was made on April 9, 1996, contingent upon shareholder approval of the amendments to the Plan.

        The terms of the special long-term option for Mr. Sharp are designed to promote and reward only extraordinary long-term performance by the Company. The Compensation and Personnel Committee (the "Committee") of the Board of Directors believes that such extraordinary long-term performance is substantially dependent upon Mr. Sharp's continuing leadership. The option is for 1,000,000 shares of Common Stock and is subject to substantial restrictions and significant performance requirements. These restrictions and requirements affect the exercise price, term, and vesting period of the option.

        The exercise price for the option is $59.00 which was twice the recent trading price range of the Company's Common Stock when the option was granted. This exercise price ensures that the option will provide a benefit only if a substantial increase in shareholder value occurs during the time that the option is outstanding.

        The option also has a limited term so that a benefit is not created merely by normal projected stock price increases over a period of time. The option will expire on the sixth anniversary of grant and can only be exercised during the two-year period ending on the sixth anniversary. Common Stock acquired by an exercise before the fifth anniversary of grant would be subject to forfeiture if the option does not vest through continued service by Mr.
Sharp as described below.

        The option is intended to provide an inducement for Mr. Sharp to remain employed with the Company for a substantial period. The option will vest if Mr. Sharp remains employed for five years. In limited circumstances (including death or disability), the option will vest at a rate of 20 percent per year. In addition, the options have been granted with the change of control provisions customarily included in the Company's options for senior executives, including change of control provisions (described on page 13).

        A related program of special stock option grants has been approved for the named executive officers other than Mr. Sharp. These grants are to encourage a five-year employment commitment from these senior executives. This commitment will support the goal of increasing shareholder value that is the basis for the stock option grant to Mr. Sharp.


                                       16





        The aggregate grant for the other named executive officers is approximately five times the annual grant that would have been made for the 1997 fiscal year for the four officers under the Committee's customary grant practices under the Plan. The grant is in lieu of the regular grants for the 1997 fiscal year and at least a portion of the grants for the next four years for these officers. The options will vest over eight years (with vesting weighted to the later years) and have a 10-year term. These options otherwise contain provisions found in the Company's customary annual grants including the change of control provisions (described on page 13).

        The grant to Mr. Sharp is contingent upon shareholder approval of the amendment to increase the number of shares issuable under the Plan. This amendment will allow this special grant as well as the normal operation of the Plan for at least two years. This will enable the continuation of the Company's policy of offering options broadly to salaried employees, thereby stimulating the efforts of these employees and strengthening their desire to remain with the Company. In addition, because Mr. Sharp also has received an option grant under the Plan for the 1997 fiscal year consistent with the Committee's customary grant practices, the annual per participant limit must be increased to allow the special option grant.

        The final amendment provides that all options under the Plan could be made transferable by optionees if such transferability is permissible under Rule 16b-3 promulgated by the Securities and Exchange Commission (the "SEC") and if so authorized by the Committee. Rule 16b-3 provides an exemption from the operation of the "short-swing profit" recovery provisions of Section 16(b) of the Exchange Act of 1934, as amended, with respect to the acquisition and exercise of stock options, transactions relating to stock appreciation rights, and certain other transactions. Currently, Rule 16b-3 requires that options be nontransferable, other than by will or by laws of descent and distribution, in order for the Plan to be in compliance with such rule. However, an amendment to Rule 16b-3 has been proposed by the SEC that would remove the restriction on transferability. Under the existing Rule 16b-3, the SEC has also permitted the grant of options that are transferable, subject to certain limitations, to the optionee's immediate family members, trusts for the benefit of such family members and partnerships whose only partners are such family members. However, the grant of such options is not exempt from the "short-swing profit" recovery provisions.

        Adoption of the proposed amendment to the Plan would give the Committee authority to grant options and stock appreciation rights under the Plan that are transferable to the extent currently permitted under Rule 16b-3 or the broader extent permitted if and when an amendment to Rule 16b-3 is adopted by the SEC. There can be no assurance that the proposed amendment to Rule 16b-3 will be adopted in the form proposed.

Principal Features of the Plan

        The principal features of the Plan are summarized below. The summary is qualified by reference to the actual provisions of the Plan, a copy of which is available to any shareholder or incentive award recipient upon written request to the Company.

        The Plan authorizes incentive awards in the form of stock options, stock appreciation rights or restricted stock. All present and future employees of the Company are eligible to receive incentive awards under the Plan.

        The Committee administers the Plan and has the complete discretion to determine when to grant incentive awards, which eligible employees will receive incentive awards, whether the award will be an option, stock appreciation right or restricted stock, whether stock appreciation rights will be attached to options, and the number of shares to be allocated to each incentive award. The Committee may impose conditions on the exercise of options and stock appreciation rights and upon the transfer of restricted stock received under the Plan and may impose such other restrictions and requirements as it may deem appropriate.


                                       17





        Options to purchase shares of Common Stock granted under the Plan may be "incentive stock options" or nonstatutory stock options. The option price of Common Stock may not be less than 100 percent (or, in the case of an incentive stock option granted to a 10 percent shareholder, 110 percent) of the fair market value of the Common Stock on the date of the option grant. The value of incentive stock options, based on the exercise price, that can be exercisable for the first time in any calendar year is limited to $100,000.

        Options may only be exercised at such times as specified by the Committee, provided, however, that incentive stock options may be exercised only within the periods permitted by the Internal Revenue Code. No option may be exercised within the first six months from the date it is granted (except in the case of an optionee who becomes disabled or dies or in the case of an option that becomes exercisable as a result of a change of control).

        If the option so provides, an optionee exercising an option may pay the purchase price in cash; by delivering or causing to be withheld from the option shares, shares of Common Stock; by delivering a promissory note; or by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price. The Plan authorizes the Committee to include a "reload" feature in options granted under the Plan.

        The Committee may award stock appreciation rights under the Plan either with or without related options. When the stock appreciation right is exercisable, the holder may surrender to the Company all or a portion of the unexercised stock appreciation right and receive in exchange an amount equal to the difference between (i) the fair market value on the date of exercise of the Common Stock covered by the surrendered portion of the stock appreciation right and (ii) the exercise price of the Common Stock under the related option or, if not related to an option, the fair market value of Common Stock on the date the stock appreciation right was awarded. The Company's obligation arising upon exercise of a stock appreciation right may be paid in Common Stock or in cash, or in any combination of the two, as the Committee may determine.

        Restricted stock issued pursuant to the Plan is subject to the following general restrictions: (i) no shares may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions have lapsed or been removed under the provisions of the Plan, and (ii) if a holder of restricted stock ceases to be employed by the Company, any shares of restricted stock on which the restrictions have not lapsed or been otherwise removed will be forfeited. The Committee may impose further restrictions on restricted stock awards, including additional events of forfeiture.

        No options or stock appreciation rights and no shares of restricted stock (during the applicable period of restriction) may be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution. All rights granted to a participant under the Plan shall be exercisable during his or her lifetime only by such participant, or his or her guardians or legal representatives. Upon the death of a participant, his or her personal representative or beneficiary may exercise the rights under the Plan. The provision limiting transferability of incentive awards would be affected by one of the proposed amendments to the Plan.

        The Board of Directors may amend the Plan in such respects as it deems advisable provided that the shareholders of the Company must approve any amendment that would (i) materially increase the benefits accruing to participants under the Plan, (ii) materially increase the number of shares of Common Stock that may be issued under the Plan or (iii) materially modify the requirements of eligibility for participation in the Plan.


                                       18





Federal Income Tax Consequences

        An  employee  does  not  incur   federal   income  tax  when  granted  a
nonstatutory stock option, an incentive stock option, a stock appreciation right or restricted stock.

        Upon exercise of a nonstatutory option or a stock appreciation right, an employee generally will recognize ordinary compensation income, which is subject to income tax withholding by the Company, equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price. When an employee exercises an incentive stock option, the employee generally will not recognize income, unless the employee is subject to the alternative minimum tax.

        An employee may deliver shares of Common Stock instead of cash to acquire shares under an incentive stock option or nonstatutory stock option without having to recognize taxable gain (except in some cases with respect to "statutory option stock") on any appreciation in value of the shares delivered. "Statutory option stock" is stock acquired upon the exercise of incentive stock options.

        In general, an employee who has received shares of restricted stock will include in gross income as compensation income an amount equal to the fair market value of the shares of restricted stock at the time the restrictions lapse or are removed. Such amount will be included in income in the tax year in which such event occurs.

        The Committee has authority under the Plan to adopt procedures to give a participant the right to deliver already owned Common Stock or to have a portion of the shares that would otherwise be acquired under an incentive award withheld to cover tax liabilities.

        The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary compensation income in connection therewith. No deduction is allowed in connection with an incentive stock option, unless the employee disposes of Common Stock received upon exercise in violation of the holding period requirements. Moreover, there can be circumstances when the Company may not be entitled to a deduction for certain transfers of Common Stock or payments to an employee upon the exercise of an incentive award that has been accelerated as a result of a change of control. This summary of federal income tax consequences of incentive awards granted under the Plan does not purport to be complete. State, local and foreign income taxes may also be applicable to the transactions described above.

Vote Required

        The amendments to the Plan will be approved if the votes cast in favor of approval of the amendments at the annual meeting exceed the votes cast against approval.

THE BOARD OF DIRECTORS  BELIEVES  THAT  APPROVAL OF THE  AMENDMENTS  TO THE 1994
STOCK INCENTIVE PLAN IS IN THE BEST INTEREST OF ALL SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE "FOR" THE AMENDMENTS TO THE 1994 STOCK INCENTIVE PLAN.


                                       19






                       ITEM FOUR -- PROPOSAL TO AMEND THE
                  1989 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

Introduction

        The Board of Directors and shareholders of the Company have previously approved the 1989 Non-Employee Directors Stock Option Plan as amended and restated (the "1989 Plan"). The 1989 Plan is intended to encourage ownership in the Company by members of the Board of Directors who are not full-time employees of the Company, in order to give them an identity of interests with shareholders of the Company and to provide them with an incentive to continue as directors of the Company.

Amendment to the Plan

        In April 1996, the Board of Directors of the Company approved, subject to shareholder approval, an amendment to the 1989 Plan. The purpose of the amendment is to extend the period of time during which options granted to a director under the 1989 Plan may be exercised following the director's retirement from the Board. The amendment also affects all options outstanding under the 1989 Plan as of the date of the 1996 Annual Meeting of shareholders of the Company. Under the current provisions of the 1989 Plan and the options granted under the 1989 Plan, once an option becomes exercisable, if the option holder ceases to be a director of the Company, the option may be exercised at any time within one year thereafter, so long as it is exercised before its expiration date. Under the amendment, the period of time for exercise following the date the option holder ceases to be a director would be extended for one year for each five years of service by the option holder as a director of the Company; provided, however, that the option exercise period would not extend beyond the expiration date of the option. The purpose of the amendment is to revise the 1989 Plan consistent with more recently adopted similar plans of other companies. The amendment will provide longer-service directors greater flexibility with respect to their option exercises and facilitate tax planning by these individuals.

Principal Features of the Plan

        The basic operation of the 1989 Plan is described under "Compensation of Directors." Options granted under the 1989 Plan become exercisable on the business day before the annual meeting three years after the annual meeting at which the options are granted. Options also become exercisable immediately (a) upon retirement after six years of service, (b) upon a change of control or (c) upon termination of service as a director because of death. Options granted under the 1989 Plan expire seven years after the date of the option grant. An optionee exercising an option granted under the 1989 Plan may pay the purchase price in cash, in shares of Common Stock or in any combination thereof.

        Each director of the Company who is granted an option under the 1989 Plan is automatically granted a like number of limited stock appreciation rights in connection with the grant of such option. These limited stock appreciation rights will become exercisable only upon the occurrence of a change of control. When the stock appreciation right is exercisable, the holder may surrender to the Company all or a portion of the holder's unexercised stock option and receive in exchange an amount equal to the excess of (i) the fair market value on the date of exercise of the Common Stock covered by the surrendered portion of the underlying option over (ii) the exercise price of the Common Stock covered by the surrendered portion of the underlying option. When a stock appreciation right is exercised, the underlying option, to the extent surrendered, will no longer be exercisable. Similarly, when an option is exercised, any stock appreciation rights granted under the 1989 Plan may only be exercised within the 90-day period immediately following a change of control. In addition, such stock appreciation rights may only be exercised when the underlying option is exercisable, and they may not be exercised within the first six months after they are granted.

                                       20





        This summary of the principal features of the 1989 Plan is qualified by reference to the actual provisions of the 1989 Plan, a copy of which is available to any shareholder or director upon written request to the Company.

Federal Income Tax Consequences

        A director generally will not incur federal income tax when he or she is granted a stock option or a stock appreciation right under the 1989 Plan. Upon exercise of a stock option or stock appreciation right, a director generally will recognize ordinary income equal to the difference between the fair market value of the Common Stock on the date of the exercise and the exercise price. A director delivering shares of Common Stock instead of cash to pay the exercise price under an option will not have to recognize a taxable gain on any appreciation in value of the shares delivered.

        The Company usually will be entitled to a business expense deduction at the time of a grant and in the amount that the recipient of a grant under the 1989 Plan recognizes ordinary income in connection therewith. As stated above, the Company's right to the deduction occurs upon the exercise of nonstatutory stock options and stock appreciation rights.

        This summary of federal income tax consequences of stock options and stock appreciation rights granted under the 1989 Plan does not purport to be complete. State, local and foreign income taxes may also be applicable to the transactions described above.

Effect of Amendments on Directors

        The amendments will affect the exercise periods of outstanding options held by the following directors and covering the stated numbers of shares: Mr.
Cooper: 23,103 shares; Mr. Nierenberg: 23,103 shares; Mr. Villanueva: 13,353 shares; and Mr. Wurtzel: 23,103 shares. The amendment may also increase benefits under the 1989 Plan for other directors who serve more than five years by the time they cease to be directors.

Vote Required

        The amendment of the 1989 Plan will be approved if the votes cast in favor of approval at the annual meeting exceed the votes cast against approval.

        THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE AMENDMENT OF THE 1989 PLAN IS IN THE BEST INTEREST OF ALL SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT.


           RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        KPMG Peat Marwick LLP served during the Company's fiscal year ended February 29, 1996, as the Company's independent certified public accountants and has been selected as the Company's independent certified public accountants for the current fiscal year. Representatives of KPMG Peat Marwick LLP will be present at the meeting of the Company's shareholders. Such representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                 OTHER BUSINESS

        If any other business properly comes before the meeting, your proxy may be voted by the persons named in it in such manner as they deem proper.

        At this time the Company does not know of any other business that will be presented to the meeting.

                                       21





                   PROPOSALS BY SHAREHOLDERS FOR PRESENTATION
                           AT THE 1997 ANNUAL MEETING

        Section 1.3 of the Company's Bylaws provides that, in addition to other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice to the Secretary or an Assistant Secretary at the principal office of the Company. Any such notice must be received (i) on or after March 1st and before April 1st of the year in which the meeting will be held, if clause (ii) is not applicable, or
(ii) not less than 60 days before the date of the meeting if the date for such meeting prescribed in the Bylaws has been changed by more than 30 days. The shareholder's notice shall set forth (i) the name and address, as they appear on the Company's stock transfer books, of the shareholder, (ii) the class and number of shares of stock of the Company beneficially owned by the shareholder,
(iii) a representation that the shareholder is a shareholder of record at the time of the giving of the notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice, (iv) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business and (v) any interest which the shareholder may have in such business.

        Proposals that any shareholder desires to have included in the proxy statement for the 1997 annual meeting of shareholders must be received by the Company no later than January 10, 1997.

        A copy of the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 1996, as filed with the Securities and Exchange Commission may be obtained by any shareholder after May 31, 1996, free of charge, upon written request to Office of the Corporate Secretary, Circuit City Stores, Inc., 9950 Mayland Drive, Richmond, Virginia 23233, or by calling (804) 527-4022.

                                 By Order of the Board of Directors



                                 Michael T. Chalifoux, Secretary

May 10, 1996

                            CIRCUIT CITY STORES, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                  JUNE 18, 1996

         The undersigned, having received the Annual Report to the Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated May 10, 1996, hereby appoints Richard L. Sharp and Robert L. Burrus, Jr., and each of them, proxies, with full power of substitution, and hereby authorizes them to represent and vote the shares of Common Stock of Circuit City Stores, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 18, 1996, at 10:00 a.m., Eastern Daylight Time, and any adjournment thereof, and especially to vote as set forth on the reverse hereof.

         _
        |_|    I plan to attend the meeting.

1.      ELECTION OF DIRECTORS
         _
        |_|    FOR all nominees listed for the             |_| WITHHOLD AUTHORITY
               terms set forth in the Proxy Statement          to vote for all nominees listed

        NOMINEES:    Theodore D. Nierenberg, Hugh G. Robinson, Walter J. Salmon,
                     Mikael Salovaara, John W. Snow

        TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.

        ------------------------------------------------------------------------

2. Approval of the amendment to the Articles of Incorporation to increase the authorized Common Stock from 150,000,000 shares to 250,000,000 shares.
         _                 _                      _
        |_|  FOR          |_|  AGAINST           |_|  ABSTAIN


3.      Approval of the amendment of the 1994 Stock Incentive Plan.
         _                 _                      _
        |_|  FOR          |_|  AGAINST           |_|  ABSTAIN


4.      Approval of the amendment of the 1989 Non-Employee Directors Stock
        Option Plan.
         _                 _                      _
        |_|  FOR          |_|  AGAINST           |_|  ABSTAIN


5. IN THEIR DISCRETION the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.

IF YOU SPECIFY A CHOICE AS TO THE ACTION TO BE TAKEN ON AN ITEM, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE. IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED FOR THE NAMED NOMINEES IN THE PROXY STATEMENT AND FOR ITEMS 2, 3 AND 4.

Any proxy or proxies previously given for the meeting are revoked.

Please sign exactly as the name appears hereon.



Dated:___________________________________, 1996


- -----------------------------------------------
                 (Signature)


- -----------------------------------------------
         (Signature if held jointly)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.